UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2005

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 9, 2005, Kansas City Southern ("KCS") announced that it completed the sale of $210.0 million of its 5 1/8% Cumulative Convertible Perpetual Preferred Stock at its liquidation preference of $1,000 per share. KCS used substantially all of the net proceeds of the offering of the preferred stock to repurchase 9.0 million shares of its common stock formerly owned by Grupo TMM, S.A. ("TMM"), at a price of $22.25 per share. KCS also announced that concurrent with its offering of preferred stock, the remaining 9.0 million share stake of KCS common stock previously owned by TMM was sold in a registered secondary offering at a price to the public of $23.25 per share. Both the preferred stock offering and the common stock secondary offering were made pursuant to KCS’ existing shelf registration statement. See the Press Release attached hereto as Exhibit 99.1 for further details.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release issued by Kansas City Southern dated December 9, 2005, entitled "Kansas City Southern Completes Sale of $210 Million of 5 1/8% Cumulative Convertible Perpetual Preferred Stock and Buy Back of 9 Million Shares of Common Stock; Grupo TMM, S.A. Completes Sale of Remaining 9 Million Share Stake to Public".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

December 9, 2005	By:	James S. Brook

Name: James S. Brook
Title: Vice President and Comptroller (Principal Accounting Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Kansas City Southern dated December 9, 2005, entitled "Kansas City Southern Completes Sale of $210 Million of 5 1/8% Cumulative Convertible Perpetual Preferred Stock and Buy Back of 9 Million Shares of Common Stock; Grupo TMM, S.A. Completes Sale of Remaining 9 Million Share Stake to Public".